Exhibit 8

List of Subsidiaries of HDFC Bank Limited

(as of March 31, 2026)

Legal Name of Subsidiary	Jurisdiction of Incorporation	Percentage Held	Holding
HDB Financial Services Limited(1)	India	74.6%	Direct
HDFC Securities Limited	India	94.3%	Direct
HDFC Securities IFSC Limited(2)	India	94.8%	Indirect
HDFC Life Insurance Company Limited(1)	India	50.2%	Direct
HDFC International Life & Re. Company Limited(3)	Dubai	50.3%	Indirect
HDFC Pension Fund Management Limited(3)	India	50.3%	Indirect
HDFC Asset Management Company Limited(1)	India	52.4%	Direct
HDFC AMC International (IFSC) Limited(4)	India	52.5%	Indirect
HDFC Sales Private Limited	India	100%	Direct
HDFC Capital Advisors Limited	India	89.7%	Direct
HDFC Trustee Company Limited	India	100%	Direct
Griha Pte Limited	Singapore	100%	Direct
Griha Investments	Mauritius	100%	Direct

(1)	Publicly listed.
(2)	Wholly owned subsidiary of HDFC Securities Limited.
(3)	Wholly owned subsidiary of HDFC Life Insurance Company Limited.
(4)	Wholly owned subsidiary of HDFC Asset Management Company Limited.